Exhibit 99.1

 ITT Industries Announces Third Quarter EPS of $1.16 on Strong Organic Revenue
                                     Growth

     - Organic revenue up 12 percent; fourth consecutive quarter of double-digit organic growth

     - Orders up 25 percent during the third quarter, with increases across all businesses

     - Segment Operating Income up 23 percent to $188 million

     - Company sees full-year 2004 EPS at top end of $4.45 - $4.50 range

    WHITE PLAINS, N.Y., Oct. 21 /PRNewswire-FirstCall/ -- ITT Industries, Inc. (NYSE: ITT) today announced third quarter 2004 net income of $109.8 million, even with the period last year, and up 21 percent when excluding the net benefit of special items recorded in the third quarter 2003. Diluted earnings per share (EPS) for the quarter was $1.16. Third quarter revenue was $1.67 billion, up 21 percent due to increased sales in all business units, the completion of recent acquisitions and the positive impact of foreign currency
translation.    Segment operating income rose 23 percent to $188 million on higher volume and improved efficiencies in all segments.

    "Our strong third quarter is reflective of the momentum we've seen throughout the year, extending our track record of double-digit growth in operating income and revenue," said Steve Loranger, President and Chief Executive Officer of ITT Industries. "This marks the fourth consecutive quarter we've recorded double-digit organic growth in our core business portfolio. Revenue growth continues in the Defense business, with innovative new products and technical services meeting the priorities of our primary customers; we are beginning to see synergy sales effects with the addition of our recently acquired Remote Sensing business. The water and wastewater businesses of our Fluid Technology segment continue to perform well with substantial water treatment contract wins and robust order activity. The Electronic Components business continues to grow revenues, streamline its operations and grow market share through new product introductions, and our Motion & Flow Control businesses are finding success through new product introductions and extending existing products into new markets."

    "Across the company, we saw our best order activity of the year, and coupled with our robust performance, we are confident that we will realize full year EPS at the top end of the $4.45- $4.50 range."

    Third Quarter Financial Highlights

    -- Third quarter 2004 revenues rose 21 percent to $1.67 billion, fueled by organic sales increases in all four segments, acquisitions and the
       positive impact of foreign currency translation.   Organic revenue,
       which excludes the impact of foreign exchange and acquisitions, grew 12 percent, marking the fourth consecutive quarter the company has registered double-digit organic revenue growth.

    -- Segment operating income grew 23 percent over the third quarter 2003 to $188 million on higher volume and operational improvements.

    -- The company's 2004 year-to-date cash from operations was $249.6 million, off $19.6 million from the first nine months of 2003, due primarily to an increased investment in working capital as a result of
       higher revenues.   Continuing improvement in working capital and
       planned fourth quarter sales levels are expected to yield the company's full year 2004 cash targets.

    -- The company completed its acquisition of the Remote Sensing Systems
       (RSS) business of Kodak, combining it with its existing space imaging businesses to create the Space Systems division, a full-spectrum satellite payload provider with the latest visible and infrared satellite imaging technology to serve the $6 billion remote sensing market.

    Third Quarter Segment Highlights
    Fluid Technology

    -- Third quarter 2004 Fluid Technology revenues were $619.2 million, up
       $55.1 million or 10 percent from the third quarter 2003, driven by higher sales in the Water Technology and Fluid Handling units, recent acquisitions and the positive impact of foreign currency translation. Segment operating income was $77 million, and margins declined 80 basis points, with operational improvements more than offset by the impact of foreign exchange transactions, acquisitions and restructuring expenses.

    -- Order activity strengthened within the water and wastewater businesses of Fluid Technology, with orders in the Advanced Water Treatment group up more than 200 percent. The group has seen success from its market expansion strategy with a significant contract to design, supply and build an industry-leading energy efficient reverse osmosis desalination plant in the Middle East, providing 30 million gallons of drinking water per day. The plant is due to begin operations by early 2006.

    -- The Industrial Products group saw a significant increase in orders for replacement parts. The group is also benefiting from an increase in mining activity. The company was awarded a $3 million mining order for high alloy vertical turbines in South America.

    Defense Electronics & Services

    -- Defense Electronics & Services revenues for the third quarter were $630.2 million, up $184.3 million or 41 percent, due to stronger sales in nearly all of the divisions in the Defense segment and the acquisition of RSS. Excluding the impact of the acquisition, revenues rose 30 percent. Operating income rose $23.7 million or 49 percent to $71.8 million, and operating margin grew 60 basis points.

    -- Orders in Defense rose 41 percent, and grew 37 percent excluding the impact of the RSS acquisition. With orders from the Space Systems division and additional contracts won during the quarter, the Defense backlog now stands at a record $3.3 billion.

    -- The company continues its heritage of providing payloads for all of the U.S. weather satellites. In September the company won a $359 million contract to develop, manufacture and test an advanced imager for the next generation of geostationary weather satellites operated and funded by the National Oceanic and Atmospheric Administration (NOAA).

    -- The Space Systems division field tested and introduced Airborne Natural
       Gas Emission Lidar (ANGEL) that will allow natural gas pipeline monitoring that is 100 times faster and provides 30 times more right-of-way survey coverage than traditional inspection methods. ANGEL technology has applications with pipelines carrying a broad array of hydrocarbons, and is expected to be commercially available in 2005.

    Motion & Flow Control

    -- Motion & Flow Control revenues for the third quarter were $242.8 million, up $19.8 million or 9 percent on higher volume in the Motion Control and Leisure Marine businesses and the positive impact of foreign currency translation. Organic revenue growth was 4 percent, due to strong sales in the spa/whirlpool and friction materials businesses. Operating income was up 12 percent to $32 million, and operating margin increased 30 basis points, with operational improvements offset by an increase in raw materials costs and restructuring expenses.

    -- The company's fluid handling business is successfully extending its product lines to new regions and new applications. It has begun bidding on automotive opportunities in China, seeking greater participation in global production platforms. The unit's Quick Connect technology is now found on nearly 200 plumbing-related products with Moen, and it booked its first computer cooling contract in the third quarter.

    -- ITT's friction materials business continues to grow market share through new platform wins, primarily in Europe, winning contracts with original equipment manufacturers such as Audi, Porsche, Volkswagen and BMW.

    Electronic Components

    -- Electronic Components third quarter revenues rose $34.3 million or 24 percent to $178.1 million. Organic revenue grew 20 percent in the quarter, on strong growth in communication, transportation and military/aerospace.

    -- Orders were up 15 percent, primarily in the transportation, industrial and commercial aerospace markets. Operating income rose $5.7 million to $7.2 million with a corresponding 300 basis point increase in operating margin. Excluding the impact of restructuring, operating income grew $6.6 million to $8.3 million, and operating margin increased 350 basis points.

    -- The company is executing its strategy to streamline operations, increase global sourcing and to target its resources to high technology applications. As part of its plan to reduce its exposure to low volume, high mix product lines, the company expects to discontinue the manufacture of approximately 1,000 part numbers related to the keypad business between mid-2004 and the end of the first quarter 2005.

    -- Electronic Components management is taking steps to focus on higher-margin end markets. In the third quarter, the company initiated a strategic review of its non-core Network Systems & Services (NS&S) business, which provides high-speed cabling and harnesses for building applications.

    About ITT Industries

    ITT Industries, Inc. (http://www.itt.com ) supplies advanced technology products and services in key markets including: electronic interconnects and switches; defense communication, opto-electronics, information technology and services; fluid and water management and other specialty products. Headquartered in White Plains, NY, the company generated $5.63 billion in 2003 sales.

    In addition to the New York Stock Exchange, ITT Industries stock is traded on the Midwest, Pacific, London, Paris and Frankfurt exchanges.

    Certain material presented herein consists of forward-looking statements which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Such factors include general economic conditions, foreign currency exchange rates, competition and other factors all as more thoroughly set forth in Item 1. Business and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements in the ITT Industries, Inc. Form 10-K Annual Report for the fiscal year ended December 31, 2003, and other of its filings with the Securities and Exchange Commission.

    NOTE: ITT Industries believes that investors' understanding of the company's operating performance is enhanced by the use of certain non-GAAP financial measures, including adjusted GAAP net income and adjusted GAAP EPS, which Management considers useful in providing insight into operating performance, as it excludes the impact of special items that cannot be expected to recur on a quarterly basis. Management also believes that investors can better analyze the company's revenue growth by utilizing an organic revenue growth measure that excludes the effect of foreign exchange translation and the effect of recent acquisitions. In addition, Management considers the use of free cash flow to be an important indication of the company's ability to make acquisitions, fund pension obligations, buy back outstanding shares and service debt. Free cash flow, adjusted net income, adjusted EPS and organic revenue are not financial measures under GAAP, should not be considered as substitutes for cash from operating activities, EPS, net income or revenue as defined by GAAP, and may not be comparable to similarly titled measures reported by other companies. A reconciliation to the GAAP equivalents of these non-GAAP measures is set forth in the attached unaudited financial information.


                    ITT INDUSTRIES, INC. AND SUBSIDIARIES

                   CONSOLIDATED CONDENSED INCOME STATEMENTS
                       (In millions, except per share)
                                 (Unaudited)

                                          Three Months         Nine Months
                                             Ended                Ended
                                          September 30,        September 30,
                                          2004     2003        2004     2003

    Sales and revenues                $1,667.7 $1,375.2    $4,836.1 $4,109.8

    Costs of sales and revenues        1,100.9    903.7     3,187.0  2,699.7
    Selling, general and                 244.6    195.9       712.4    594.8
    administrative expenses
    Research, development and
    engineering expenses                 150.4    137.2       462.0    409.4
    Restructuring and asset                5.7      1.6        24.7     17.9
    impairment charges
    Total costs and expenses           1,501.6  1,238.4     4,386.1  3,721.8

    Operating income                     166.1    136.8       450.0    388.0
    Interest  expense (income), net        8.6     (5.3)       15.1    (14.6)

    Miscellaneous expense                  4.1      2.0        10.8      4.8

    Income from continuing
    operations before                    153.4    140.1       424.1    397.8
       income  taxes
    Income tax expense                    43.9     37.6       113.8    116.5

    Income from continuing               109.5    102.5       310.3    281.3
    operations
    Discontinued operations,
     including tax income /(exp)
     of $(0.1), $6.3, $(0.2) and
     $6.1 in each period,
      respectively                         0.3      6.7         0.4     14.5
    Net income                          $109.8   $109.2      $310.7   $295.8

    Earnings Per Share:
    Income from continuing
    operations:
      Basic                              $1.19    $1.11       $3.36    $3.06
      Diluted                            $1.16    $1.09       $3.29    $2.99
    Discontinued operations:
      Basic                               $  -    $0.07       $   -    $0.15
      Diluted                             $  -    $0.07       $   -    $0.15
    Net income:
      Basic                              $1.19    $1.18       $3.36    $3.21
      Diluted                            $1.16    $1.16       $3.29    $3.14

    Average Common Shares - Basic         92.3     92.3        92.3     92.1
    Average Common Shares - Diluted       94.3     94.3        94.4     94.0


                    ITT INDUSTRIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                                (In millions)

                                                 September 30,   December 31,
                                                         2004           2003

                                                 (Unaudited)
    Assets
    Current Assets:
      Cash and cash equivalents                        $253.9         $414.2
      Receivables, net                                1,249.0          974.6
      Inventories, net                                  654.1          578.5
      Deferred income taxes                              71.9           68.2
      Other current assets                               84.2           70.0

         Total current assets                         2,313.1        2,105.5

    Plant, property and equipment, net                  923.5          893.3
    Deferred income taxes                               366.2          373.3
    Goodwill, net                                     2,425.1        1,629.1
    Other intangible assets, net                        275.1           74.8
    Other assets                                        932.4          861.6

         Total assets                                $7,235.4       $5,937.6

    Liabilities and Shareholders'
    Equity
    Current Liabilities:
      Accounts payable                                 $713.4         $635.3
      Accrued expenses                                  698.7          653.4
      Accrued taxes                                     294.1          251.9
      Notes payable and current                       1,019.5          141.5
    maturities of long-term debt
      Other current liabilities                           3.1            4.5
         Total current liabilities                    2,728.8        1,686.6

    Pension and postretirement benefits               1,524.4        1,403.8

    Long-term debt                                      442.9          460.9
    Other liabilities                                   502.1          538.6

         Total liabilities                            5,198.2        4,089.9

    Shareholders' equity                              2,037.2        1,847.7
     Total liabilities and shareholders' equity      $7,235.4       $5,937.6


                    ITT INDUSTRIES, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In millions)
                                 (Unaudited)

                                                         Nine Months Ended
                                                            September 30,
                                                        2004            2003
    Operating Activities
    Net income                                        $310.7          $295.8
    Income from discontinued operations                 (0.4)          (14.5)
    Income from continuing operations                  310.3           281.3


    Adjustments to income from
    continuing operations:
      Depreciation and amortization                    146.0           138.7
      Restructuring and asset impairment charges        24.7            17.9
    Payments for restructuring                         (24.3)          (14.9)
    Change in receivables                             (142.4)         (147.6)
    Change in inventories                              (51.5)          (14.6)
    Change in accounts payable and accrued expenses     56.2            26.6

    Change in accrued and deferred                      59.8           172.1
    taxes
    Change in other current and non-                   (94.3)         (191.6)
    current assets
    Change in other non-current                        (44.3)           (7.0)
    liabilities
    Other, net                                           9.4             8.3

      Net cash - operating activities                  249.6           269.2

    Investing Activities
    Additions to plant, property and                  (100.2)          (97.0)
    equipment
    Acquisitions, net of cash acquired                (994.6)          (44.1)
    Proceeds from sale of assets and businesses          5.1             9.3
    Sale of Investments                                    -            43.5
    Other, net                                           0.2             0.1
      Net cash - investing activities               (1,089.5)          (88.2)

    Financing Activities
    Short-term debt, net                               855.5           (12.0)
    Long-term debt repaid                              (52.1)          (40.3)
    Long-term debt issued                                1.1             0.3
    Repurchase of common stock                        (131.5)          (32.2)
    Proceeds from issuance of common stock              61.5            27.9
    Dividends paid                                     (46.1)          (43.2)
    Other                                                  -             0.2
      Net cash - financing activities                  688.4           (99.3)

    Exchange Rate Effects on Cash
     and Cash Equivalents                               (3.6)           12.3

    Net Cash - Discontinued Operations                  (5.2)           16.1

    Net change in cash and cash equivalents           (160.3)          110.1

    Cash and cash equivalents - beginning of year      414.2           202.2

    Cash and Cash Equivalents - end of period         $253.9          $312.3


              ITT Industries Non-GAAP Press Release Reconciliation
                  Reported vs. Organic Revenue / Orders Growth
                            Third Quarter 2004 & 2003

                                  ($ Millions)

                                                (As Reported - GAAP)

                                         Sales &   Sales &               %
                                         Revenues  Revenues  Change   Change
                                                             2004 vs. 2004 vs.
                                         3M 2004   3M 2003    2003     2003

    ITT Industries - Consolidated        1,667.7   1,375.2   292.5      21%

    Defense Electronics & Services         630.2     445.9   184.3      41%

    Electronic Components                  178.1     143.8    34.3      24%

    Motion & Flow Control                  242.8     223.0    19.8       9%


                                                                         %
                                          Orders    Orders   Change   Change
                                         3M 2004   3M 2003   2004 vs. 2004 vs.
                                                              2003     2003

    Defense Electronics & Services         588.0     417.7   170.3      41%


             ITT Industries Non-GAAP Press Release Reconciliation
                 Reported vs. Organic Revenue / Orders Growth
                          Third Quarter 2004 & 2003

                                 ($ Millions)

                                       (As Adjusted - Organic)

                               Acquisi-
                                tion      FX      Adj.                     %
                       Sales & Contri- Contri-  Sales &  Sales & Change Change
                      Revenues bution  bution  Revenues Revenues   Adj.  Adj.
                         3M       3M      3M       3M       3M      04    04
                        2004     2004    2004     2004     2003     vs.   vs.
                                                                    03    03

    ITT Industries -
     Consolidated      1,667.7  (82.3)  (39.0) 1,546.4  1,375.2  171.2   12%

    Defense Electronics
     & Services          630.2  (48.6)    0.0    581.6    445.9  135.7   30%

    Electronic
     Components          178.1    0.0    (6.2)   171.9    143.8   28.1   20%

    Motion & Flow
     Control             242.8   (0.8)  (10.3)   231.7    223.0    8.7    4%

                               Acquisi-
                                tion      FX                               %
                               Contri- Contri-    Adj.           Change Change
                       Orders  bution  bution   Orders    Orders   Adj.   Adj.
                         3M       3M      3M       3M       3M      04    04
                        2004     2004    2004     2004     2003     vs.   vs.
                                                                    03    03

    Defense Electronics
     & Services        588.0    (15.9)    0.0    572.1    417.7  154.4   37%


               ITT Industries Non-GAAP Press Release Reconciliation
         Segment Operating Income & OI Margin Adjusted for Restructuring
                           Third Quarter of 2004 & 2003

                                   ($ Millions)

                                                            Adjust
                         Q3 2004  Q3 2003     %   Q3 2004    for      Q3 2004
                            As       As    Change    As      2004        As
                         Reported Reported 04 vs. Reported Restruct-  Adjusted
                                             03              uring

    Sales and Revenues:
    Electronic Components  178.1   143.8            178.1               178.1

    Operating Margin:
    Electronic Components    4.0%    1.0%             4.0%                4.7%


    Income:
    Electronic Components    7.2     1.5   380.0%     7.2      1.1        8.3


               ITT Industries Non-GAAP Press Release Reconciliation
         Segment Operating Income & OI Margin Adjusted for Restructuring
                           Third Quarter of 2004 & 2003

                                   ($ Millions)

                                           Adjust
                                  Q3 2003   for     Q3 2003               %
                                     As     2003       As     Change   Change
                                 Reported Restruct- Adjusted  Adj. 04  Adj. 04
                                            uring             vs. 03   vs. 03

    Sales and Revenues:
    Electronic Components          143.8             143.8

    Operating Margin:
    Electronic Components            1.0%              1.2%   350.0 BP


    Income:
    Electronic Components            1.5    0.2        1.7      6.6     388.2%


              ITT Industries Non-GAAP Press Release Reconciliation
                     Reported vs. Adjusted Net Income & EPS
                          Third Quarter of 2004 & 2003

                       ($ Millions, except EPS and shares)

                                           Q3 2004      Q3 2004       Q3 2004
                                         As Reported  Adjustments  As Adjusted


    Segment Operating Income                  188.0        5.8         193.8


    Interest Income (Expense)                  (8.6)       -            (8.6)
    Other Income (Expense)                     (4.1)       -            (4.1)
    Corporate (Expense)                       (21.9)      (0.1)        (22.0)

    Income from Continuing Operations
     before Tax                               153.4        5.7 #A      159.1

    Income Tax Items                                      (3.7)#B       (3.7)
    Income Tax Expense                        (43.9)      (1.8)#C      (45.7)

    Total Tax Expense                         (43.9)      (5.5)        (49.4)

    Income from Continuing Operations         109.5        0.2         109.7

    Income from Discontinued Operations         0.3       (0.3)#D        0.0

    Net Income                                109.8       (0.1)        109.7

    Diluted EPS                                1.16      (0.00)         1.16


              ITT Industries Non-GAAP Press Release Reconciliation
                     Reported vs. Adjusted Net Income & EPS
                          Third Quarter of 2004 & 2003

                       ($ Millions, except EPS and shares)

                                                            Change   % Change
                                                            2004 vs. 2004 vs.
                                  Q3 2003  Q3 2003 Q3 2003    2003     2003
                                    As     Adjust-    As       As       As
                                 Reported   ments  Adjusted Adjusted Adjusted



    Segment Operating Income       152.6    1.6 #E  154.2


    Interest Income (Expense)        5.3  (10.2)#F   (4.9)
    Other Income (Expense)          (2.0)   -        (2.0)
    Corporate (Expense)            (15.8)   -       (15.8)

    Income from Continuing
     Operations before Tax         140.1   (8.6)    131.5

    Income Tax Items                       (5.9)     (5.9)
    Income Tax Expense             (37.6)   2.7 #G  (34.9)

    Total Tax Expense              (37.6)  (3.2)    (40.8)

    Income from Continuing
     Operations                    102.5  (11.8)     90.7

    Income from Discontinued
     Operations                      6.7   (6.7)#H    0.0

    Net Income                     109.2  (18.5)     90.7     19.0      21%

    Diluted EPS                     1.16  (0.20)     0.96    $0.20      21%

    #A - Remove Restructuring Expense of $5.7M
    #B - Remove Effect of Favorable Tax Items ($3.7M)
    #C - Tax Effect of Adjustments #A
    #D - Remove D.O. Income of $0.3M
    #E - Remove Segment Restructuring Expense of $1.6M
    #F - Remove Interest Income From Tax Audit Settlement
    #G - Tax Effect of Adjustments #E and #F
    #H - Remove D.O. Income of ($6.7M)


              ITT Industries Non-GAAP Press Release Reconciliation
                     Reported vs. Adjusted Net Income & EPS
                            Full Year of 2004 & 2003

                                             Full Year 2004 EPS**
                                                                    Full Year
                                           Lower Limit Upper Limit  2003 EPS**

    As Reported*                                4.48        4.53        4.29

    Adjustments

    Restructuring                               0.18        0.18        0.22

    Interest                                   (0.03)      (0.03)      (0.16)

    Tax Settlement                             (0.19)      (0.19)      (0.35)

    Other - Debt Repayment                      0.01        0.01

    Discontinued Operations                     0.00        0.00       (0.14)

    Adjusted Net Income                         4.45        4.50        3.86

      * Amount represents projected figures for full year 2004
     ** Represents diluted EPS

SOURCE  ITT Industries, Inc.
    -0-                             10/21/2004
    /CONTACT: Tom Glover of ITT Industries, +1-914-641-2160, tom.glover@itt.com/
    /Web site:  http://www.itt.com /
    (ITT)

CO:  ITT Industries, Inc.
ST:  New York
IN:  ARO CPR
SU:  ERN